UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2014

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On February 4, 2014, Avista Corporation (Avista Corp.) filed electric and natural gas general rate cases with the Washington Utilities and Transportation Commission (UTC).
Avista Corp. has requested an overall increase in base electric rates of 3.8 percent (designed to increase annual electric revenues by $18.2 million) and an overall increase in base natural gas rates of 8.1 percent (designed to increase annual natural gas revenues by $12.1 million). These requests are based on a proposed overall rate of return of 7.71 percent, with a common equity ratio of 49.0 percent and a 10.1 percent return on equity.
Avista Corp. has also proposed a rebate beginning January 1, 2015, related to its sale of renewable energy credits, that would reduce customers' monthly electric bills by 1.1 percent. This proposed rebate would commence simultaneously with the expiration of two rebates that, together, are currently reducing customers' monthly electric bills by 2.8 percent. The net effect, commencing January 1, 2015, of the proposed new 1.1 percent rebate and the expiration of the current 2.8 percent rebate would be an increase in monthly electric bills of approximately 1.7 percent from 2014 levels. These rebates do not increase or decrease Avista Corp.'s earnings.
The combination of the 3.8 percent requested increase in base electric rates and the effective 1.7 percent increase attributable to the rebates would be a 5.5 percent increase electric billings.
The UTC has up to 11 months to review the filings and issue a decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	February 7, 2014	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer